SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CONSOLIDATED-TOMOKA LAND CO.
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The following press release was issued by Consolidated-Tomoka Land Co. on April 17, 2017.

Press

Release

Contact:Mark E. Patten, Sr. Vice President and CFO

mpatten@ctlc.com

Phone:(386) 944-5643

Facsimile:(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS FIRST QUARTER 2017 EARNINGS OF $2.28 PER SHARE

DAYTONA BEACH, FLORIDA, April 17, 2017. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended March 31, 2017.

OPERATING RESULTS

Operating results for the quarter ended March 31, 2017 (as compared to the same period in 2016):

•	Net income was $2.28 per share, an increase of $2.03 per share, or 812%;
•	The Company expects to exceed the high end of its guidance for earnings per share in 2017;

•	Operating income was approximately $22.8 million, an increase of approximately $16.5 million, or approximately 257%; and
•	Revenues from our Operating Segments were as follows:

		Increase (Decrease)
Operating Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2016 ($000’s)	vs Same Period in 2016 (%)
Income Properties	$ 7,073	$ 644	10.0%
Interest Income from Commercial Loan Investments	536	(345)	-39.2%
Real Estate Operations	29,475	19,914	208.3%
Golf Operations	1,475	11	0.8%
Agriculture & Other Income	154	135	710.5%
Total Revenues	$ 38,713	$ 20,359	110.9%

CEO and CFO Comments on Operating Results

John P. Albright, president and chief executive officer, stated, “We are very pleased with the Company’s performance in the first quarter, clearly reflecting the continued execution of our business plan and strategy, particularly the progress we have made monetizing the Company’s land holdings including the closing of the first Minto contract for more than $27 million in sales proceeds and the  successful deployment of those proceeds, utilizing the 1031 exchange structure, into the acquisition of four income properties.” Mr. Albright added, “Since becoming CEO in late 2011 through April 17, 2017, the Company has completed 24 separate land sales transactions for nearly 2,600 acres and almost $82 million in sales proceeds, and has another approximately $81 million under contract with eight different buyers, totaling approximately 27% of CTO’s remaining land holdings. CTO’s Board of Directors and management team remain committed to advancing the Company’s business plan, by continuing to convert our land holdings into income-producing investments and returning capital to shareholders, with the express purpose of maximizing shareholder value for all of CTO’s shareholders.”  Mr. Albright concluded by noting, “We look forward to having our shareholders attend our 2017 annual shareholder meeting so they can see first-hand the substantial progress Minto has made on the development of the Latitude Margaritaville community and the other exciting projects, at or near the LPGA Boulevard and Interstate 95 intersection, that have opened or are soon to open on land that we have sold in recent years.”

Mark E. Patten, senior vice president and chief financial officer, stated, “We’re pleased with our first quarter 2017 earnings, particularly the earnings from the increased year-over-year land sales and the impact of the growth in our income property portfolio which continues to drive increasing free cash flow.” Mr. Patten continued, “Our earnings in the first quarter included approximately $0.24 per share of non-recurring income related to the accounting treatment related to the acquisition of the fee interest in the golf operations land which triggered the reversal of approximately $2.2 million in an accrued liability related to the straight-line treatment of the lease expense since the inception of the lease in 1997.” Mr. Patten added, “We finished the quarter in a strong position from a liquidity perspective and we have continued to invest some of this capacity in our expanded buy-back program, investing approximately $2.9 million in just over 56,000 shares during the first quarter, completing the first $10 million buyback program begun in 2016 and utilizing over $1.1 million of our new $10 million buyback program through April 13, 2017.”

OTHER HIGHLIGHTS

Other highlights for the quarter ended March 31, 2017, include the following:

•	Repurchased 56,243 shares of the Company’s stock for approximately $2.9 million at an average purchase price of $52.05 per share;
•	Book value increased by $1.91 per share to approximately $27.88 per share as of March 31, 2017, an increase of approximately 7.4% versus December 31, 2016; and

•

As of March 31, 2017: (i) Total cash was approximately $8.5 million, which includes unrestricted cash and approximately $4.1 million of 1031 restricted cash (“Available Cash”); (ii) Total debt (including the convertible note at face value) to total enterprise value (total debt plus equity market capitalization), net of Available Cash, was approximately 32.9%; and (iii) available borrowing capacity on our credit facility totaled approximately $50.5 million, subject to borrowing base requirements.

Income Property Portfolio Update

The Company’s income property portfolio consisted of the following as of March 31, 2017:

Property Type	# of Properties	Annualized Revenue ($000’s)	Avg. Years Remaining on Lease
Single-Tenant	22	$ 13,500	9.1
Multi-Tenant	11	9,900	5.2
Total / Wtd. Avg.	33	$ 23,400	7.6

In the first quarter of 2017 the Company acquired two income properties for an aggregate purchase price of approximately $19.1 million at a weighted average cap rate of 6.46%.

Subsequent to Quarter End

On April 6, 2017, the Company acquired an approximately 22,500 square foot retail building in the metropolitan Boston, Massachusetts area (the “Jo-Ann Property”) for approximately $6.3 million at a 7.1% cap rate.  The Jo-Ann Property is 100% leased to Jo-Ann Stores, Inc. under a triple-net lease.  The remaining lease term is approximately 12 years.  The Jo-Ann Property was purchased using the remaining proceeds from the $27.2 million sale of approximately 1,581 acres to Minto Communities, as well as the majority of the proceeds from the $3.2 million sale of approximately 28 acres to VanTrust Real Estate, LLC, discussed below.

Loan Investment Update

Portfolio Summary

As of March 31, 2017, the Company owned three performing commercial loan investments which have an aggregate outstanding principal balance of approximately $24 million. These loans are secured by real estate, or the borrower’s equity interest in real estate, located in Dallas, Texas, Sarasota, Florida, and Atlanta, Georgia, and have an average remaining maturity of approximately 0.6 years and a weighted average interest rate of 9.1%. One of the loans has a remaining 1-year extension and another loan has two one-year extensions remaining available at the borrower’s election, which would extend the remaining maturity of this portfolio to approximately 1.8 years.

Land Update

Land Sales

In the first quarter of 2017, the Company sold approximately 1,587 acres of land in two separate transactions with two different buyers generating aggregate sales proceeds of approximately $28.7 million, representing an average of approximately $18,000 per acre and resulting in aggregate gains at closing of approximately $20.1 million, or approximately $2.20 per share, after tax. The first quarter transactions included the following transactions:

1.	The sale of approximately 1,581 acres, on the west side of Interstate 95 to Minto Communities (for the development of the 3,400-unit age-restricted Latitude Margaritaville community), for approximately $27.2 million, or approximately $17,000 per acre, resulting in an estimated gain of approximately $20.0 million, or $2.20 per share after tax; and
2.	The sale of approximately 6 acres, on the east side of Interstate 95 at Clyde Morris and LPGA boulevards, for approximately $1.6 million, or approximately $245,000 per acre.

Subsequent to Quarter End

On April 6, 2017, the Company completed the sale of approximately 28 acres, on the east side of Interstate 95 along Clyde Morris boulevard near LPGA boulevard, at a sales price of approximately $3.2 million, or approximately $117,000 per acre, resulting in an estimated gain of approximately $3.0 million, or approximately $0.32 per share after tax. The estimated gain includes the anticipated costs associated with the Company’s responsibility for providing the mitigation credits needed for the buyer’s wetlands permit. This 28-acre site was sold to an affiliate of VanTrust, who plans to develop a distribution facility of approximately 400,000 square feet for an affiliate of B. Braun, the global medical and pharmaceutical device company.

On April 13, 2017, the Company completed the sale of approximately 4.5 acres of land at a sales price of approximately $1.2 million, or approximately $274,000 per acre. The land is located on the east side of Interstate 95 at the northeast corner of LPGA Boulevard and Concierge Boulevard, just east of the existing Concierge office building. The purchaser intends to develop a mixed-use project including retail and office, creating additional capital investment and employment growth in the Daytona Beach area.

Land Pipeline Update

As of April 13, 2017, the Company’s pipeline of potential land sales transactions included the following eight definitive purchase and sale agreements with eight different buyers, representing approximately 2,200 acres or 27% of our land holdings:

	Contract (or Buyer)/Parcel	Acres	Contract Amount ($000’s)	Price Per Acre ($ Rounded 000’s)	Estimated Timing
1	Minto II (AR Residential)	1,686	$ 31,360	$ 19,000	’18 – ‘19
2	ICI (SF) – Option Parcel	146	$ 1,400	$ 10,000	’18 – ‘19
3	Residential	194	$ 3,324	$ 17,000	’18 – ‘19
4	Mixed-Use Retail (NADG)	82	$ 20,187	$ 246,000	’17 – ‘18
5	Commercial/Retail – Buc’ees	35	$ 14,000	$ 400,000	’17 – ‘19
6	Commercial/Retail	22	$ 5,574	$ 253,000	’17 – ‘18
7	Commercial/Retail	30	$ 2,938	$ 98,000	’17
8	Commercial/Retail	9	$ 2,700	$ 300,000	’18 – ‘19

	Totals (Average)	2,204	$ 81,483	$ 37,000

As noted above, these agreements contemplate closing dates ranging from the second quarter of 2017 through fiscal year 2019, and the Company expects some of the transactions to close in 2017, although some of the buyers are not contractually obligated to close until after 2017. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, having made submissions to the planning and development departments of the City of Daytona Beach, and other permitting activities with other applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

Beachfront Venture

In the first quarter of 2017, the Company executed a 15-year lease agreement with the operator of LandShark Bar & Grill, for an approximately 6,264 square foot restaurant property the Company will develop on the parcel. The annual rent under the lease is based on a percentage of the tenant’s net operating income (“NOI”) until the Company has received its investment basis in the property and thereafter, the Company will receive a lower percentage of the tenant’s NOI during the remaining lease term. In April 2017, the Company executed a 15-year lease agreement with the tenant, Cocina 214 Restaurant & Bar, for the second restaurant property to be developed on the parcel. The annual rent is equal to the greater of $360,000 per year or a certain percentage of gross sales. The lease also provides for additional percentage rent upon the achievement of certain gross sales thresholds. The Company expects the development of the two restaurant properties to be completed in time for the tenants to commence operations during the first quarter of 2018.

Financial Results

Revenue

Total revenue for the quarter ended March 31, 2017 increased to approximately $38.7 million, as compared to approximately $18.3 million during the same period in 2016, an increase of approximately $20.4 million, or approximately 111%. This increase was primarily the result of the following elements of the Real Estate Operations segment and the Income Property Operations, respectively:

		Increase (Decrease)
Real Estate Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2016 ($000’s)
Land Sales Revenue	$ 28,707	$ 28,517
Revenue from Reimbursement of Infrastructure Costs	320	320
Impact Fee Sales	217	112
Percentage of Completion Revenue (Tomoka Town Center)	-	(8,958)
Subsurface Revenue	230	(78)
Total Related to Real Estate Operations	$ 29,474	$ 19,913

		Increase (Decrease)
Income Property Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2016 ($000’s)
Q4 2016 & Q1 2017 Acquisitions	$ 995	$ 995
Accretion of Above Market/Below Market Intangibles	531	(76)
Rent from Remaining Portfolio (Impact of 2016 Dispositions)	5,547	(275)
Total Related to Income Property Operations	$ 7,073	$ 644

Net Income

Net income for the quarter ended March 31, 2017 was approximately $12.7 million, compared to approximately $1.4 million in the same period in 2016, an increase of approximately $11.3 million, or approximately 795%. Basic net income per share for the quarter ended March 31, 2017 was $2.28 per share, as compared to $0.25 per share during the same period in 2016, an increase of $2.03 per share, or approximately 812%.

The results in the first quarter of 2017 reflected increased revenues of approximately $20.4 million as described above, offset by the associated increase in direct cost of revenues of approximately $7.2 million primarily related to the increase in the direct cost of revenues for the real estate operations of approximately $6.9 million, which primarily reflects the cost basis for increased land sales revenue during the quarter, as well as the following other elements of the Company’s operating results:

•	A decrease in general and administrative expenses of approximately $1.6 million primarily due to the following:
o

A decrease in non-cash stock compensation expense of approximately $1.7 million which, in part, is due to the accelerated stock compensation expense of approximately $1.6 million recognized in the first quarter of 2016 relating to certain stock awards that were forfeited;

o

Reduced legal and other costs of approximately $87,000 which stem from what were anticipated to be non-recurring expenses incurred in the first quarter of 2016 of approximately $1.0 million relating to the investigation of certain claims made by Wintergreen Advisers in a series of public and private letters that were determined to be without merit, offset by an aggregate of approximately $936,000 in costs incurred during the first quarter of 2017 associated with Wintergreen Advisers communications which included approximately $563,000 specifically related to the Company’s proxy contest for the 2017 Annual Meeting of Shareholders;

•	An increase in depreciation and amortization of approximately $695,000 resulting from the growth in our income property portfolio;
•

Income of approximately $2.2 million recognized in connection with the Company’s purchase of the leased fee interest in the 690-acre golf course which terminated the land lease affiliated with the golf operations and triggered an elimination of the previously recognized straight-line rent under the lease

•	A decrease in investment loss primarily due to the loss of approximately $576,000 that was recognized in the first quarter of 2016 related to the disposition of certain investment securities; and
•	The recognition of approximately $210,000 in impairment charges in the first quarter of 2016.

Review of 2017 Guidance

The following summary provides a review of the Company’s guidance for the year ending December 31, 2017 compared to the operating results and leverage as of and for the quarter ended March 31, 2017 and the income property investment activity and land transactions as of April 13, 2017:

	FY 2017 Guidance	2017 Actual
Reported Earnings Per Share (Basic)	$2.25-$2.45	$2.28(1)
Acquisition of Income-Producing Assets	$50mm - $70mm	$ 25.4
Target Investment Yields (Initial Yield – Unlevered)	6% - 8%	6.63%
Land Transactions (Sales Value)	$30mm - $50mm	$33.2mm
Leverage Target (as % of Total Enterprise Value)	<40%	32.9%

(1)

Includes $0.24 in earnings for the elimination of the accrued liability associated with the straight-line accounting for the land lease which was terminated as part of the acquisition of the LPGA International golf course land. This earnings impact was not included in the Company’s 2017 guidance for earnings per share.

First Quarter 2017 Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the first quarter ended March 31, 2017 tomorrow, Tuesday, April 18, 2017, at 8:45 a.m. eastern time. Shareholders and interested parties may access the Earnings Call via teleconference or webcast:

Teleconference: USA (Toll Free)1-888-317-6003

International: 1-412-317-6061

Canada (Toll Free): 1-866-284-3684

Please dial in at least five minutes prior to the scheduled start time and use the code 1383327 when prompted.

A webcast of the call can be accessed at: http://services.choruscall.com/links/cto170418.html.

To access the webcast, log on to the web address noted above or go to http://www.ctlc.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

A replay of the Earnings Call will be archived and available online through the Investor Relations section of http://www.ctlc.com.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.9 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting.  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2017	December 31, 2016
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$297,105,291	$274,334,139
Golf Buildings, Improvements, and Equipment	5,835,936	3,528,194
Other Furnishings and Equipment	1,044,994	1,032,911
Construction in Progress	3,077,653	5,267,676
Total Property, Plant, and Equipment	307,063,874	284,162,920
Less, Accumulated Depreciation and Amortization	(18,225,958)	(16,552,077)
Property, Plant, and Equipment—Net	288,837,916	267,610,843
Land and Development Costs	44,443,943	51,955,278
Intangible Lease Assets—Net	35,642,983	34,725,822
Impact Fee and Mitigation Credits	2,106,314	2,322,906
Commercial Loan Investments	23,960,467	23,960,467
Cash and Cash Equivalents	4,427,864	7,779,562
Restricted Cash	5,882,767	9,855,469
Refundable Income Taxes	1,041,938	943,991
Other Assets	8,596,868	9,469,088
Total Assets	$414,941,060	$408,623,426
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,989,680	$1,518,105
Accrued and Other Liabilities	5,480,252	8,667,897
Deferred Revenue	1,599,142	1,991,666
Intangible Lease Liabilities - Net	30,635,958	30,518,051
Accrued Stock-Based Compensation	28,062	42,092
Deferred Income Taxes—Net	60,351,549	51,364,572
Long-Term Debt	156,813,310	166,245,201
Total Liabilities	256,897,953	260,347,584
Commitments and Contingencies
Shareholders’ Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,035,389 shares issued and 5,667,820 shares outstanding at March 31, 2017; 6,021,564 shares issued and 5,710,238 shares outstanding at December 31, 2016	5,928,232	5,914,560
Treasury Stock – 367,569 shares at March 31, 2017; 311,326 shares at December 31, 2016	(18,225,862)	(15,298,306)
Additional Paid-In Capital	20,623,683	20,511,388
Retained Earnings	149,414,109	136,892,311
Accumulated Other Comprehensive Income (Loss)	302,945	255,889
Total Shareholders’ Equity	158,043,107	148,275,842
Total Liabilities and Shareholders’ Equity	$414,941,060	$408,623,426

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Revenues
Income Properties	$7,073,240	$6,429,241
Interest Income from Commercial Loan Investments	536,489	881,245
Real Estate Operations	29,474,460	9,560,898
Golf Operations	1,474,944	1,464,359
Agriculture and Other Income	154,151	18,692
Total Revenues	38,713,284	18,354,435
Direct Cost of Revenues
Income Properties	(1,411,713)	(1,176,707)
Real Estate Operations	(9,156,849)	(2,257,041)
Golf Operations	(1,498,678)	(1,404,588)
Agriculture and Other Income	(40,437)	(48,051)
Total Direct Cost of Revenues	(12,107,677)	(4,886,387)
General and Administrative Expenses	(3,220,147)	(4,797,457)
Impairment Charges	—	(209,908)
Depreciation and Amortization	(2,762,575)	(2,067,367)
Land Lease Termination	2,226,526	—
Total Operating Expenses	(15,863,873)	(11,961,119)
Operating Income	22,849,411	6,393,316
Investment Income (Loss)	9,183	(566,384)
Interest Expense	(2,061,891)	(2,091,766)
Income Before Income Tax Expense	20,796,703	3,735,166
Income Tax Expense	(8,050,311)	(2,342,601)
Net Income	12,746,392	1,392,565
Less: Net Loss Attributable to Noncontrolling Interest in Consolidated VIE	—	32,153
Net Income Attributable to Consolidated-Tomoka Land Co.	$12,746,392	$1,424,718

Per Share Information:
Basic
Net Income Attributable to Consolidated-Tomoka Land Co.	$2.28	$0.25
Diluted
Net Income Attributable to Consolidated-Tomoka Land Co.	$2.27	$0.25

Dividends Declared and Paid	$0.04	$-